STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (“Agreement”) is made by and between LIXTE BIOTECHNOLOGY HOLDINGS, INC, a Delaware corporation (the “Company”), and GIL SCHWARTZBERG (the “Optionee”).

WHEREAS, Concurrently herewith, Optionee has entered into a Consulting Agreement with the Company (the “Consulting Agreement”).

NOW, THEREFORE, in consideration of the mutual benefit to be derived herefrom and pursuant to the Consulting Agreement, the Company and Optionee agree as follows:

1.  Grant of Option. The Company hereby grants to Optionee the right, privilege and option (“Option”) to purchase 1,000,000 shares of its common stock (“Stock”) at an exercise price of $1.00 per share, in the manner and subject to the conditions provided hereinafter.

2.  Vesting and Exercise of Option. The Optionee shall be vested in 50% of the total number of shares subject to the Option as of the date of this Agreement; and the remaining shares subject to the Option shall vest on the first anniversary on the date of this Agreement. Any exercise may be with respect to any part or all of the shares then vested and exercisable pursuant to such Option.

3.  Termination of Option. Except as otherwise provided in this Agreement, to the extent not previously exercised, the Option shall terminate upon the first to occur of any of the following events:

a.  Four years from the date of the vesting of a particular tranche hereunder;

b.  the date the Consulting Agreement is terminated; or

c.  the breach by Optionee of any provision of this Agreement.

4.  Method of Exercise. An Option shall be exercised by written notice to the Company by the Optionee (or successor in the event of death). Such written notice shall state the number of shares with respect to which the Option is being exercised and designate a time, during normal business hours of the Company, for the delivery thereof ("Exercise Date"), which time shall be at least ten days after the giving of such notice unless an earlier date shall have been mutually agreed upon. At the time specified in the written notice, the Company shall deliver to the Optionee at the principal office of the Company, or such other appropriate place as may be determined by the Board, a certificate or certificates for such shares. Notwithstanding the foregoing, the Company may postpone delivery of any certificate or certificates after notice of exercise for such reasonable period as may be required to comply with any applicable listing requirements of any securities exchange. In the event an Option shall be exercisable by any person other than the Optionee, the required notice under this Section shall be accompanied by appropriate proof of the right of such person to exercise the option. The option exercise price shall be payable in full on or before the option Exercise Date by full payment in cash or certified bank or cashier's check.

5.  Restrictions on Exercise and Delivery. The exercise of each Option shall be subject to the condition that, if at any time the Board shall determine, in its sole and absolute discretion,

a.  the satisfaction of any withholding tax or other withholding liabilities, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Stock pursuant thereto,

b.  the listing, registration, or qualification of any shares deliverable upon such exercise is desirable or necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, or

c.  the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto,

then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Optionee shall execute such documents and take such other actions as are required by the Board to enable it to effect or obtain such withholding, listing, registration, qualification, consent or approval. Neither the Company nor any officer or member of the Board or the Committee, shall have any liability with respect to the non-issuance or failure to sell shares as the result of any suspensions of exercisability imposed pursuant to this Section.

6.  Nonassignability. Options may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of Optionee only by Optionee. Any transfer by Optionee of any Option granted under this Agreement shall void such Option and the Company shall have no further obligation with respect to such Option. No Option shall be pledged or hypothecated in any way, nor shall any Option be subject to execution, attachment or similar process.

7.  Restrictive Legends. Each certificate evidencing the shares acquired upon exercise of an Option hereunder, including any certificate issued to any transferee thereof, shall be imprinted with appropriate legends.

8.  Rights as Shareholder. Neither Optionee nor his executor, administrator, heirs or legatees, shall be, or have any rights or privileges of a shareholder of the Company in respect of the Stock unless and until certificates representing such Stock shall have been issued in Optionee’s name.

9.  Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to Optionee shall be addressed to such Optionee at the address maintained by the Company for such person or at such other address as the Optionee may specify in writing to the Company.

10.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of Optionee, his heirs and successors, and of the Company, its successors and assigns.

11.  Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement is effective as of, and the date of grant shall be September 12, 2007.

LIXTE BIOTECHNOLOGY HOLDINGS, INC
By:_________________________________ Name: John S. Kovach Title: President
OPTIONEE
____________________________________ Gil Schwartzberg